WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



 PROSPECTUS
                                                                     May 1, 2001
T. ROWE PRICE


Equity Index 500 Portfolio


A fund that seeks to match the performance of the Standard & Poor's 500 Stock Index/(R)/, an index of common stocks.
 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price Equity Series, Inc.     T. Rowe Price Equity Index 500 Portfolio
Prospectus

May 1, 2001



              ABOUT THE FUND
1
              Objective, Strategy, Risks, and Expenses    1

              -----------------------------------------------
              Other Information About the Fund            2

              -----------------------------------------------
              Some Basics of


              Investing
              -----------------------------------------------


              ABOUT YOUR ACCOUNT
2
              Pricing Shares and Receiving                4
              Sale Proceeds
              -----------------------------------------------
              Rights Reserved by the Fund                 5
              s
              -----------------------------------------------
              Dividends and
              Other                                       6
              Distributions
              -----------------------------------------------


              MORE ABOUT THE FUND
3
              Organization and Management                 7

              -----------------------------------------------
              Understanding Performance Information       8

              -----------------------------------------------
              Investment Policies and Practices           9

              -----------------------------------------------
              Financial Highlights

              -----------------------------------------------




 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $166.7 billion for more than eight million individual and institutional investor accounts as of December 31, 2000.
Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUND
                                        1
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 -------------------------------------------------------------------------------

     The fund should be used as an investment option for variable annuity and variable life insurance contracts.



 What is the fund's objective?


     To match the performance of the Standard & Poor's 500 Stock Index/(R)/. The S&P 500 is made up of primarily large-capitalization companies that represent a broad spectrum of the U.S. economy and a substantial part of the U.S. stock market's total capitalization. (Market capitalization is the number of a company's outstanding shares multiplied by the market price per share.)

     "Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by T. Rowe Price Index Trust, Inc. The fund is not sponsored, endorsed, sold, or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the product.



 What is the fund's principal investment strategy?

     The fund invests substantially all of its assets in all of the stocks in the S&P 500 Index. We attempt to maintain holdings of each stock in proportion to its weight in the index. This is known as a full replication strategy.

     Standard & Poor's constructs the index by first identifying major industry categories and then allocating a representative sample of the larger and more liquid stocks in those industries to the index. S&P weights each stock according to its total market value. For example, the 50 largest companies in the index may account for over 50% of its value.


     o For details about the fund's investment program, please see the Investment Policies and Practices section.



 What are the main risks of investing in the fund?

     The fund is designed to track broad segments of the U.S. stock market--whether they are rising or falling. Markets as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling.

     Since the fund is passively managed and seeks to remain fully invested at all times, assets cannot be shifted from one stock or group of stocks to another based on their prospects, or from stocks into bonds or cash equivalents in an attempt to cushion the impact of a market decline. Therefore, actively managed funds may outperform this fund. In addition, fund returns are likely to be slightly below those of the index because the fund has fees and transaction expenses while indices have none. The timing of cash flows and a fund's size can also influence returns. While there is no guarantee, the investment manager expects the correlation between the fund and the index to be at least .95. A correlation of 1.00 means the return of a fund can be completely explained by the return of an index. Finally, large-cap stocks may at times lag shares of smaller, faster-growing companies.

T. ROWE PRICE                                               2


     Investments in futures and options, if any, are subject to additional volatility and potential losses.


     As with any mutual fund, there can be no guarantee the fund will achieve its objective.


     o The fund's share price may decline, so when you sell your shares, you may lose money.


 How can I tell if the fund is appropriate for me?

     Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. The S&P 500 Index is one of the most widely tracked stock indices in the world. If you seek a relatively low-cost way of participating in the U.S. equity markets through a passively managed portfolio and want to closely match the performance of the mostly large-cap stocks in this index, with the same level of risk, the fund may be an appropriate choice. The fund should not represent your complete investment program or be used for short-term trading purposes.


     o Equity investors should have a long-term investment horizon and be willing to wait out bear markets.


 How has the fund performed in the past?


     The fund began operations on December 29, 2000, and did not have a full calendar year of performance history by December 31, 2000. Performance for the fund will be shown in its next regularly updated prospectus.




 OTHER INFORMATION ABOUT THE FUND
 -------------------------------------------------------------------------------

 How does a stock index mutual fund differ from the typical stock mutual fund?

     Index funds are passively managed, attempting to deviate as little as possible from a particular benchmark. Since fewer resources are devoted to researching stocks or bonds, and portfolio turnover (the buying and selling of securities) is low, an index fund incurs lower costs than the average equity or bond fund. The typical equity or bond fund is actively managed, meaning the manager makes purchase and sell decisions based on a particular security's prospects in pursuit of the fund's investment objective. In addition, index funds are almost entirely invested in stocks or bonds while actively managed funds often hold cash for strategic and defensive purposes.


 What are some of the fund's potential rewards?

   . Stocks have historically been among the most rewarding investments, although past performance is no guarantee of future results. The fund offers investors the opportunity to diversify their assets among many industries and individual stocks through a single investment. Additionally, many of the stocks in the S&P 500 pay a dividend, which, when reinvested, is an important capital-building component.

   . The fund provides investors with a convenient and relatively low-cost way to approximate the performance of a significant portion of the U.S. stock market.

   . Because the fund is passively managed, its expenses are lower than the average actively managed fund. Assuming all other factors are equal, lower expenses can increase the fund's total return.

   . Lower turnover should mean smaller capital gain distributions, which can raise the fund's after-tax returns.


 Is there other information I can review before making a decision?

     Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.

 ABOUT YOUR ACCOUNT
                                        2
 PRICING SHARES AND RECEIVING SALE PROCEEDS
 -------------------------------------------------------------------------------
     Here are some procedures you should know when investing in the fund. For instructions on how to purchase and redeem shares of the fund, read the insurance contract prospectus.

     Shares of the fund are designed to be offered to insurance company separate accounts established for the purpose of funding variable annuity contracts. They may also be offered to insurance company separate accounts established for the purpose of funding variable life contracts. Variable annuity and variable life contract holders or participants are not the shareholders of the fund. Rather, the separate account of the insurance company is the shareholder. The variable annuity and variable life contracts are described in separate prospectuses issued by the insurance companies. The fund assumes no responsibility for such prospectuses, or variable annuity or variable life contracts.

     Shares of the fund are sold and redeemed without the imposition of any sales commission or redemption charge. However, certain other charges may apply to annuity or life contracts. Those charges are disclosed in the insurance contract prospectus.

     Your ability to exchange from this fund to any other one that serves as an investment option under your insurance contract is governed by the terms of that contract and the insurance contract prospectus.


 How and when shares are priced

     The share price (also called "net asset value" or NAV per share) for a fund is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Current market values are used to price fund shares.


 How your purchase, sale, or exchange price is determined

     Purchases
     The insurance companies purchase shares of the fund for their separate accounts, using premiums allocated by the contract holders or participants. Shares are purchased at the NAV next determined after the insurance company receives the premium payment in acceptable form. Initial and subsequent payments allocated to the fund are subject to the limits stated in the separate account prospectus issued by the insurance company.

     Redemptions
     The insurance companies redeem shares of the fund to make benefit or surrender payments under the terms of its contracts. Redemptions are processed on any day on which the New York Stock Exchange is open and are priced at the fund's NAV next determined after the insurance company receives a surrender request in acceptable form.

     Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.

 How you can receive the proceeds from a sale

     Payment for redeemed shares will be made promptly, but in no event later than seven days after receipt of your redemption order. However, the right of redemption may be suspended or the date of payment postponed in accordance with the Investment Company Act of 1940 ("1940 Act"). The amount received upon redemption of the shares of the fund may be more or less than the amount paid for the shares, depending on the fluctuations in the market value of the assets owned by the fund.


 Excessive Trading


     o T. Rowe Price may bar excessive traders from purchasing shares.

     Frequent trades involving your account or accounts controlled by you can disrupt management of the fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds. Our excessive trading policy applies to contract holders and participants notwithstanding any provisions in your insurance contract:


     You can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit or you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.


     The terms of your insurance contract may also restrict your ability to trade between the investment options available under your contract.



 RIGHTS RESERVED BY THE FUNDS
 -------------------------------------------------------------------------------
     T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to refuse any purchase or exchange order; (3) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership by individual contract holders or participants) upon notice to the contract holder or participant within five business days of the trade or if the written confirmation has not been received by the contract holder or participant, whichever is sooner; (4) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (5) to otherwise modify the conditions of purchase and any services at any time; or (6) to act on instructions believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.

     In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no contract holder or participant or group of contract holders or participants controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund's management.

T. ROWE PRICE                                               6

 DIVIDENDS AND OTHER DISTRIBUTIONS
 -------------------------------------------------------------------------------
     For a discussion of the tax status of your variable annuity contract, please refer to the insurance contract prospectus.


 Dividends and Other Distributions


     The policy of the fund is to distribute all of its net investment income and net capital gains each year to its shareholders, which are the separate accounts established by the various insurance companies in connection with their issuance of variable annuity and variable life contracts. Dividends from net investment income are declared and paid quarterly. All fund distributions made to a separate account will be reinvested automatically in additional fund shares, unless a shareholder (separate account) elects to receive distributions in cash. Under current law, dividends and distributions made by the fund to separate accounts generally are not taxable to the separate accounts, the insurance company, or the contract holder, provided that the separate account meets the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and other tax-related requirements are satisfied. The fund intends to diversify its investments in the manner required under Code Section 817(h).



 Foreign Transactions

     If the fund pays nonrefundable taxes to foreign governments during the year, the taxes will reduce fund dividends.

 MORE ABOUT THE FUND
                                        3
 ORGANIZATION AND MANAGEMENT
 -------------------------------------------------------------------------------

 How is the fund organized?

     The T. Rowe Price Equity Series, Inc. (the "corporation") was incorporated in Maryland in 1994. Currently, the corporation consists of seven series, each representing a separate class of shares having different objectives and investment policies. The seven series and the years in which they were established are as follows: Equity Income Portfolio, New America Growth Portfolio, Personal Strategy Balanced Portfolio, 1994; Mid-Cap Growth Portfolio, 1996; and Blue Chip Growth Portfolio, Equity Index 500 Portfolio, Health Sciences Portfolio, 2000. The other six portfolios are described in separate prospectuses.

     While the fund is managed in a manner similar to that of the T. Rowe Price Equity Index 500 Fund, investors should be aware that the fund is not the same fund and will not have the same performance. Investments made by the fund at any given time may not be the same as those made by the T. Rowe Price Equity Index 500 Fund. Different performance will result due to factors such as differences in the cash flows into and out of the fund, different fees and expenses, and differences in portfolio size and positions.


     o Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

     Contract holders and participants indirectly (through the insurance company separate account) purchase shares when they put money in a fund offered as an investment option in their insurance contracts. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

     Each share and fractional share entitles the shareholder (the insurance company separate account) to cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.


     The shares of the fund have equal voting rights. The various insurance companies own the outstanding shares of the fund in their separate accounts. These separate accounts are registered under the Investment Act of 1940 or are excluded from registration thereunder. Under current law, the insurance companies must vote the shares held in registered separate accounts in accordance with voting instructions received from variable contract holders or participants having the right to give such instructions.



 Do T. Rowe Price funds have annual shareholder meetings?

     The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the insurance company will send you the fund's proxy materials that explain the issues to be decided and include instructions on voting.


     o All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

T. ROWE PRICE                                               8

 Who runs the fund?

     General Oversight

     Portfolio Management
     The fund has an Investment Advisory Committee with the following members:
     Richard T. Whitney, Chairman, Eugene F. Bair, Raymond A. Mills, and Mary C. Munoz. The committee chairman has day-to-day responsibility for managing the portfolio and works with the committee in developing and executing the fund's investment program. Mr. Whitney has been chairman of the fund's committee since 2000. He joined T. Rowe Price in 1985 and has been managing investments since 1986.


     The Management Fee

     The fund pays T. Rowe Price an annual all-inclusive fee that includes investment management services and ordinary, recurring operating expenses, but does not cover interest, taxes, brokerage, non-recurring and extraordinary items or fees and expenses for the fund's independent directors. The fee is based on fund average daily net assets and is calculated and accrued daily. The fee for the fund for the most recent fiscal year was 0.40%.


     From time to time, T. Rowe Price may pay eligible insurance companies for services they provide to the fund for contract holders. These payments range from 0.15% to 0.25% of the average annual total assets invested by the separate accounts of the insurance company in the fund.

     Variable Annuity and Variable Life Charges
     Variable annuity and variable life fees and charges imposed on contract holders and participants by the insurance companies are in addition to those described previously and are described in the variable annuity and variable life contract prospectuses.

     Variable Annuity and Variable Life Conflicts
     The fund may serve as an investment medium for both variable annuity contracts and variable life insurance policies. Shares of the fund may be offered to separate accounts established by any number of insurance companies. The fund currently does not foresee any disadvantages to variable annuity contract owners due to the fact that the fund may serve as an investment medium for both variable life insurance policies and annuity contracts; however, due to differences in tax treatment or other considerations, it is theoretically possible that the interests of owners of annuity contracts and insurance policies for which the fund serves as an investment medium might at some time be in conflict. However, the fund's Board of Directors is required to monitor events to identify any material conflicts between variable annuity contract owners and variable life policy owners, and will determine what action, if any, should be taken in the event of such a conflict. If such a conflict were to occur, an insurance company participating in the fund might be required to redeem the investment of one or more of its separate accounts from the fund. This might force the fund to sell securities at disadvantageous prices.



 UNDERSTANDING PERFORMANCE INFORMATION
 -------------------------------------------------------------------------------
     This section should help you understand the terms used to describe fund performance. You may see these terms used in shareholder reports you receive from your insurance company.


 Total Return

     This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and cap-ital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

     Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

     This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

     This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.

     Total returns quoted for the fund include the effect of deducting the fund's expenses, but may not include charges and expenses attributable to any particular insurance product. Since you can only purchase shares of the fund through an insurance product, you should carefully review the prospectus of the insurance product you have chosen for information on relevant charges and expenses. Excluding these charges from quotations of the fund's performance has the effect of increasing the performance quoted.



 INVESTMENT POLICIES AND PRACTICES
 -------------------------------------------------------------------------------

     This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.


     Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

     Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

T. ROWE PRICE                                               10

     Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you by your insurance company.


     o Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities

     In seeking to meet its investment objective, the fund may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.

     Fundamental policy The fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the voting securities of the issuer would be held by the fund.

     Hybrid Instruments
     These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount, redemption, or conversion terms of a security could be related to the market price of some commodity, currency, or securities index. Such securities may bear interest or pay dividends at below market or even relatively nominal rates. Under some conditions, the redemption value of such an investment could be zero.


     o Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

     Operating policy Fund investments in hybrid instruments are limited to 10% of total assets.


 Types of Investment Management Practices

     Reserve Position
     The fund will hold a certain portion of its assets in cash or cash equivalents. The fund's reserve position can consist of shares of a T. Rowe Price internal money market fund and U.S. and foreign dollar-denominated money market securities, including repurchase agreements, in the two highest rating categories, maturing in one year or less. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments.

     Borrowing Money and Transferring Assets
     Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

     Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

     Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

     Futures and Options
     The fund may make such investments to provide an efficient means of maintaining liquidity while being invested in the market, to facilitate trading or to reduce transaction costs. The fund may also purchase call options on stock indices. Such options would be used in a manner similar to the fund's use of stock index futures.

     Futures contracts and options prices can be highly volatile; using them could lower the fund's total returns and the potential loss from the use of futures can exceed the fund's initial investment in such contracts.

     Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

     Operating policies Futures: Initial margin deposits and premiums on options used for non-hedging purposes will not exceed 5% of the fund's net asset value. Options on indices: The fund will not commit more than 5% of total assets to premiums when purchasing call options.


     Exchange Traded Funds (ETFs)
     These are a type of index fund bought and sold on a securities exchange. An ETF trades like common stock and represents a fixed portfolio of securities designed to track a particular market index. The fund could purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees which increase their costs.


     Lending of Portfolio Securities

     Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


     Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.

     Portfolio Turnover

     The fund will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce the fund's performance. The fund's portfolio turnover rate for its initial period of operations is not expected to exceed 150%.


     Standard & Poor's
     Although S&P obtains information for inclusion in or for use in the calculation of the S&P 500 Index from sources which S&P considers reliable, S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by the fund, or any other person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index or any data included therein. Standard & Poor's, S&P, S&P 500 Index, Standard & Poor's 500, and 500 are trademarks of McGraw-Hill, Inc. and have been licensed for use by the fund. The fund is not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the fund.

A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain a free copy of a fund report or Statement of Additional Information, or for inquiries, contact your insurance company.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
                                                    1940 Act File No.: 811-07143
                                                                          5/1/01


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